UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2021

Sovos Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40837	81-5119352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Centennial Parkway, Suite 200 Louisville, CO		80027
(Address of principal executive offices)		(Zip Code)

(720) 316-1225

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SOVO	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2021, in accordance with the Corporate Governance Guidelines of Sovos Brands, Inc. (the “Company”), the Chairman of the Company’s board of directors (the “Board”) and the members of the Nominating and Corporate Governance Committee (the “Committee”) of the Board unanimously determined to accept the resignation of Dan Poland from the Board and each of its committees thereof in light of the potential conflicts presented by his new position of employment. Mr. Poland had previously notified the Chairman and the Committee that he was returning to full-time employment and that he had accepted a full-time position at another company; therefore, Mr. Poland tendered his resignation as required by the Company’s Corporate Governance Guidelines.

Mr. Poland’s decision to resign was not a result of any disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices.

The Company and the Board express their appreciation for Mr. Poland’s service to the Company and his valuable contributions to the Board.

Following Mr. Poland’s departure from the Board, the size of the Board has been reduced to eight directors. David Roberts has been appointed on an interim basis as a member of the Company’s Audit Committee in order to fill the vacancy caused by Mr. Poland’s resignation until such time as the Company is able to recruit and appoint a new independent director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

SOVOS BRANDS, INC.

	By:	/s/ Isobel A. Jones
	Name:	Isobel A. Jones
	Title:	Chief Legal Officer and General Counsel; Secretary

Date: December 23, 2021